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Exhibit 99.1   Text of Press Release of MediaBin, Inc., dated February 9, 2001.

                ITERATED SYSTEMS CHANGES NAME TO MEDIABIN, INC.

Atlanta, GA (February 9, 2001)--Iterated Systems, Inc. announced today that effective on Friday, February 9, 2001, its corporate name will be MediaBin, Inc. The company's shares will begin trading under its new stock symbol MBN on Monday, February 12, 2001.

        "The Iterated Systems name has served us well and we are certainly proud of everything it conveys," said John Bacon, MediaBin CEO. "That name was originally selected by the founders because of the close tie it had to our fractal technology. However, the MediaBin platform includes much more than fractal technology. The name MediaBin reflects who we are now and where we are going. Over the past several months, people have already started to call us by the same name as our flagship product - MediaBin. We feel that the time is right to leverage this growing product awareness and create an even more powerful brand in the market."

        The MediaBin platform is being used by global corporations like Ford Motor Company, National Semiconductor, and Lear to manage their critical brand and product images for marketing, brand management and eBusiness initiatives. Online retailers like estyle.com and BlueLight.com are speeding time-to-market for new products by automating the production of the thousands of product images they receive from suppliers every week.

        "We have a very strong pipeline going into the first quarter and are anticipating significant growth in 2001 as the MediaBin product gains momentum," Bacon added. "All our efforts over the past year have been devoted to promoting and selling the MediaBin platform. Changing our name to MediaBin is a natural step toward creating a strong corporate identity in the rapidly growing content management market."